UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2015 (May 26, 2015)

Spindle, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55151	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8700 E. Vista Bonita Dr., STE 260

Scottsdale, AZ 85255

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 800-560-9198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 26, 2015, Spindle, Inc. (the “Company”) entered into a loyalty agreement (the “Agreement”) with Help Worldwide, Inc. (“HWW”). The Agreement provides that, upon the terms and subject to the conditions set forth therein, the Company will join the HWW network and become a licensed Loyalty Program Operator (“LPO”) to enable the delivery of a Yowza!! Points program for consumers and merchants in the Yowza!! program. Additionally, HWW will build a Yowza!! branded Rewards Mall for the redemption of Yowza!! Points. Consideration payable to HWW for the LPO is three million (3,000,000) unregistered shares of the Company's common stock (the “Common Stock”), which shall be issued directly to HWW.

Pursuant to the Agreement, the Company and HWW will bundle their respective products to create a bundled package that will combine and co-brand the features of both parties' products (the “Bundled Package”). HWW will promote the Bundled Package including the co-branded mobile application to 30 million consumers. The consideration payable to HWW for the Bundled Package is four million (4,000,000) unregistered shares of the Company's Common Stock which shall be issued directly to HWW.

The aggregate consideration to be paid to HWW for the Agreement is seven million (the “Closing Share Consideration”) shares of Common Stock.

Item 3.02 Unregistered Sales of Equity Securities.

In conjunction with the Agreement, Spindle relied on Rule 506 of Regulation D under the Securities Act of 1933, as amended, for the sale of 7,000,000 unregistered shares of Spindle's voting Common Stock issued to HWW in consideration of the Agreement, inasmuch as HWW is an accredited investor and Spindle did not engage in any form of general advertisement or general solicitation in connection with the sale of such shares.

As of the date of this Current Report, Spindle has 43,488,450 shares of common stock issued and outstanding, excluding the Closing Share Consideration. The Closing Share Consideration will be issued no later than thirty days after the Agreement date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spindle, Inc.
(Registrant)

Date: June 1, 2015	By:	/s/ William Clark
William Clark
Chairman and Chief Executive Officer

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